Exhibit 99.1

[FurnitureBrands LOGO]

INFORMATION
FOR IMMEDIATE RELEASE	Furniture Brands International, Inc. 101 South Hanley Road St. Louis, Missouri 63105

For Further Information Call Jon Botsford 314-863-1100

FURNITURE BRANDS INTERNATIONAL COMPLETES

EXECUTIVE LEADERSHIP TEAM

Steven G. Rolls, S&P 500 Veteran, Joins as Chief Financial Officer

St. Louis, Missouri, March 18, 2008 -- Furniture Brands International (NYSE:FBN) announced today that Steven G. Rolls has joined the company as Senior Vice President and Chief Financial Officer. Mr. Rolls’ extensive corporate experience includes nearly three decades of progressive responsibility in public companies, most recently as Executive Vice President for Customer Management as well as Chief Financial Officer for Convergys Corporation.

“Steve’s broad financial and operations experience is a perfect fit for Furniture Brands,” said Ralph P. Scozzafava, Vice Chairman and Chief Executive Officer. “Steve is not only a seasoned CFO with great Wall Street experience, but he ran a profitable, global operation of our size that provided integrated customer service and business support functions. That’s valuable experience as we implement a shared services model across our brand platforms and transform Furniture Brands from a holding company into an operating company. With our Executive Leadership Team now complete, we all look forward to delivering on the promise that Furniture Brands holds.”

“The opportunity to join the early stages of a strategic transformation is appealing to any business professional,” Mr. Rolls said. “The fact that Furniture Brands has so many positive elements makes the opportunity that much more appealing. Our strategic plan, strengthening balance sheet, powerful brands, and global manufacturing all combine to set the stage for Furniture Brands to excel in industry leadership.”

The company also announced that Daniel J. Stone has been promoted to Vice President of Strategy and Business Development, reporting to Mr. Scozzafava. “Dan was a key member of the team that developed our strategic plan. He’ll continue that work as we implement the plan for the near-term and look to structure our business for long-term success,” Mr. Scozzafava said.

“With our strategic plan in place, my focus now shifts to ensuring that the executive team has the right tools to achieve success. As Furniture Brands evolves, that process will include staying ahead of industry trends and configuring our assets to generate optimal shareholder value,” Stone said.

Mr. Rolls comes to Furniture Brands from a privately held environmental technology company where he joined in 2006 as Chief Financial Officer. Before this, Mr. Rolls worked as Executive Vice President of the Customer Management Group at Convergys Corporation. He was originally hired by Convergys as Chief Financial Officer to complete an Initial Public Offering of the company in 1998. Prior to that, he held financial, marketing, and sales positions with BF Goodrich, Alberto Culver and Wilson Sporting Goods. Mr. Rolls earned a BA in Business Administration from Miami University and a Masters of Business Administration from Ohio State University.

Mr. Stone joined Furniture Brands in 2006 as Vice President of Financial Analysis from Procter & Gamble, where he was category Finance Manager for the North American Pringles business. Mr. Stone is a graduate of the United States Air Force Academy and earned a Masters of Business Administration from University of Chicago.

About Furniture Brands

Furniture Brands International (NYSE: FBN) is a vertically integrated operating company that is one of the nation’s leading designers, manufacturers, and retailers of home furnishings. With annual sales of approximately $2 billion, it markets through a wide range of retail channels, from mass merchant stores to single-brand and independent dealers to specialized interior designers. Furniture Brands serves its customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Pearson, Hickory Chair, Laneventure, and Maitland-Smith.